NEWS RELEASE

CONTACT:
     Robert R. Friedl, Vice President - Finance
     and Chief Financial Officer
     716.689.5479
     bob.friedl@cmworks.com


COLUMBUS MCKINNON NET INCOME MORE THAN DOUBLES ON 15.8% INCREASE IN SALES FOR FIRST QUARTER FY 2006

     o EARNINGS PER SHARE OF $0.49, UP $0.26 FROM PRIOR YEAR
     o OPERATING MARGIN IMPROVES 120 BASIS POINTS TO 10.4%
     o NET DEBT REDUCED BY $8.5 MILLION IN THE QUARTER



AMHERST, N.Y., July 26, 2005-- Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced first quarter fiscal 2006 net income increased 118%, or $3.9 million, to $7.3 million compared with fiscal 2005's first quarter net income of $3.4 million. On a diluted per share basis, first quarter 2006 earnings were $0.49 compared with $0.23 in the same period last year.

Net sales for the fiscal 2006 first quarter were $140.9 million, an increase of $19.2 million, or 15.8%, over last year's first quarter. Demand from end user markets of Columbus McKinnon products was driven by a continued strength in the U.S. and international economies. Volume accounted for approximately 8% of the increase in sales while price changes accounted for 6%, and currency translation for about 2%.

Timothy Tevens, President and Chief Executive Officer of Columbus McKinnon, commented, "Our first quarter results clearly demonstrate the earnings power we have gained through our lean manufacturing and product and facility rationalization initiatives. As we look forward, we anticipate more moderate rates of revenue growth as bookings, when compared with prior periods, have tempered to growth in the mid-single digit range. Importantly, in spite of more moderate levels of revenue growth, we do expect material costs and employee benefits costs to stabilize this year allowing more of our productivity improvement to drop to the bottom line. This improvement, along with an expected 50% reduction in Sarbanes Oxley compliance documentation and testing costs, will help to boost operating margins."

Debt, net of cash at July 3, 2005, was $253.0 million, an $8.5 million reduction from $261.5 million at March 31, 2005, and a $28.5 million reduction from $281.5 million a year ago. The percentage of debt to total capitalization has improved 120 basis points and 600 basis points when compared with March 31, 2005, and the end of last year's first quarter, respectively.

Net cash provided by operations was $10.6 million for the fiscal 2006 first quarter compared with $1.1 million in the fiscal 2005 first quarter, driven by earnings growth and improved working capital management.

PRODUCTS SEGMENT
----------------

Products segment sales for the first quarter of fiscal 2006 represented 87.9% of consolidated net sales, increasing 14.1% to $123.9 million. Gross margin for this segment was 27.6% compared with 26.9% in last year's first quarter. Income from operations, as a percent of sales, was 11.4% for this period, up from 10.0% in the fiscal 2005 first quarter.

Backlog stood at $42.8 million at the end of the quarter. The time to convert Products segment backlog to sales can average from a few days to a few weeks, and backlog for this segment on average represents four to five weeks of shipments.


SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $17.0 million in the fiscal 2006 first quarter, up $3.9 million, or 29.7%, from sales of $13.1 million in the same period last year. Gross margin was 13.7% compared with 16.8% last year, down due to a less favorable sales mix, yet income from operations as a percent of sales was 2.9% for this period compared with 2.5% in last year's first quarter as a result of lower selling, general and administrative costs.

Backlog for the Solutions segment at July 3, 2005 was $17.3 million, slightly down from backlog of $18.2 million at the end of the fiscal 2005 first quarter and up from $9.6 million at the end of the fiscal 2005 fourth quarter. For this segment, the average cycle time for backlog to convert to sales can range from one to six months.


OUTLOOK
-------

Mr. Tevens noted, "We are making great strides in reducing our debt and strengthening our balance sheet. Our objective remains to use cash from operations to pay down debt in order to reduce interest expense and to enhance our strategic flexibility.

"For example, one of our key strategies is to grow international sales at a rate significantly higher than the growth rate of sales in the U.S. market. We are capturing opportunities to selectively penetrate international markets where our share today is significantly lower than the leadership position we have earned in the U.S. market. I'm proud to report that international sales for the fiscal 2006 first quarter were $50.7 million compared with $40.2 million last year, a 26% increase."

The Company has approximately $90 million dollars of fully reserved U.S. federal net operating loss carry forwards available to offset future U.S. taxable income, allowing more of our U.S.-based margin expansion to drop directly to the bottom line. Additionally, Columbus McKinnon estimates capital expenditures for fiscal 2006 will be in the range of $5 to $7 million.


ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.


TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for July 26 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader, "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is 1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until September 26, 2005 by dialing 1-866-442-1602. Alternatively, you may access an archive of the call until September 26, 2005 on Columbus McKinnon's web site at: http://www.cmworks.com/invrel/presentation.asp.


SAFE HARBOR STATEMENT
---------------------

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE LIKELIHOOD THAT THE COMPANY CAN UTILIZE ITS NOLS, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.



TABLES FOLLOW.

                                                   COLUMBUS MCKINNON CORPORATION
                                                  CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)
                                                                    THREE MONTHS ENDED
                                                                    ------------------
                                                           JULY 3, 2005            JULY 4, 2004         CHANGE
                                                           ------------            ------------         ------

NET SALES                                                  $    140,877            $    121,658           15.8%
Cost of products sold                                           104,334                  90,207           15.7%
                                                           ------------------------------------
Gross profit                                                     36,543                  31,451           16.2%
   Gross profit margin                                             25.9%                   25.9%
Selling expense                                                  13,658                  12,700            7.5%
General and administrative expense                                8,175                   7,485            9.2%
Restructuring charges                                                26                      33          -21.2%
Amortization                                                         62                      77          -19.5%
                                                           ------------------------------------
INCOME FROM OPERATIONS                                           14,622                  11,156           31.1%
                                                           ------------------------------------
Interest and debt expense                                         6,716                   7,048           -4.7%
Other                                                              (789)                     18        -4483.3%
                                                           ------------------------------------
Income from cont. ops. before income tax expense                  8,695                   4,090          112.6%
Income tax expense                                                1,587                     728          118.0%
                                                           ------------------------------------
Income from cont. ops.                                            7,108                   3,362          111.4%
Income from disc. ops.                                              214                       -
                                                           ------------------------------------
NET INCOME                                                 $      7,322            $      3,362          117.8%
                                                           ====================================


Average basic shares outstanding                                 14,672                  14,576            0.7%
Basic income per share:
   Continuing operations                                   $       0.49            $       0.23          113.0%
   Discontinued operations                                         0.01                       -
                                                           ------------------------------------
   Net Income                                              $       0.50            $       0.23          117.4%
                                                           ====================================


Average diluted shares outstanding                               15,029                  14,600            2.9%
Diluted income per share:
   Continuing operations                                   $       0.48            $       0.23          108.7%
   Discontinued operations                                         0.01                       -
                                                           ------------------------------------
   Net Income                                              $       0.49            $       0.23          113.0%
                                                           ====================================



                               COLUMBUS MCKINNON CORPORATION
                               CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
                                                         JULY 3, 2005        MARCH 31, 2005
                                                         ------------        --------------

ASSETS
Current assets:
   Cash and cash equivalents                             $     13,627        $        9,479
   Trade accounts receivable                                   89,881                88,974
   Unbilled revenues                                            9,871                 8,848
   Inventories                                                 79,646                77,626
   Prepaid expenses                                            14,047                14,198
                                                         ----------------------------------
     Total current assets                                     207,072               199,125
                                                         ----------------------------------

Net property, plant, and equipment                             55,946                57,237
Goodwill and other intangibles, net                           186,741               187,285
Marketable securities                                          25,674                24,615
Deferred taxes on income                                        4,398                 6,122
Other assets                                                    6,430                 6,487
                                                         ----------------------------------
TOTAL ASSETS                                             $    486,261        $      480,871
                                                         ==================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                                $      4,728        $        4,839
   Trade accounts payable                                      35,019                33,688
   Accrued liabilities                                         54,696                51,962
   Restructuring reserve                                          122                   144
   Current portion of long-term debt                              194                 5,819
                                                         ----------------------------------
Total current liabilities                                      94,759                96,452
                                                         ----------------------------------

Senior debt, less current portion                             119,441               115,735
Subordinated debt                                             142,259               144,548
Other non-current liabilities                                  43,609                42,369
                                                         ----------------------------------
Total liabilities                                             400,068               399,104
                                                         ----------------------------------

Shareholders' equity:
   Common stock                                                   150                   149
   Additional paid-in capital                                 104,283               104,078
   Accumulated deficit                                         (1,322)               (8,644)
   ESOP debt guarantee                                         (4,409)               (4,554)
   Unearned restricted stock                                      (29)                   (6)
   Accumulated other comprehensive loss                       (12,480)               (9,256)
                                                         ----------------------------------
Total shareholders' equity                                     86,193                81,767
                                                         ----------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $    486,261        $      480,871
                                                         ==================================


                                     COLUMBUS MCKINNON CORPORATION
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

                                                                      THREE MONTHS ENDED
                                                                      ------------------
                                                              JULY 3, 2005          JULY 4, 2004
                                                              ------------          ------------
OPERATING ACTIVITIES:
Income from continuing operations                             $      7,108          $      3,362
Adjustments to reconcile income from continuing
   operations to net cash provided
   by operating activities:
     Depreciation and amortization                                   2,332                 2,325
     Deferred income taxes                                           1,724                 1,455
     Gain on sale of investments                                      (481)                    -
     Gain on early retirement of 2008 bonds                            (11)                    -
     Amortization/Write-off of deferred financing costs                320                   369
     Changes in operating assets and liabilities:
       Trade accounts receivable                                    (2,096)                2,582
       Unbilled revenues and excess billing                         (1,823)                   92
       Inventories                                                  (2,620)               (2,080)
       Prepaid expenses                                                130                (1,118)
       Other assets                                                   (202)                 (129)
       Trade accounts payable                                        2,095                (5,207)
       Accrued and non-current liabilities                           4,161                  (519)
                                                              ----------------------------------
Net cash provided by operating activities
                                                                    10,637                 1,132
                                                              ----------------------------------

INVESTING ACTIVITIES:
Purchase (sale) of marketable securities, net                         (688)                  208
Capital expenditures                                                (1,674)                 (838)
Proceeds from net assets held for sale                                   -                   220
                                                              ----------------------------------
Net cash used in investing activities                               (2,362)                 (410)
                                                              ----------------------------------

FINANCING ACTIVITIES:
Proceeds from issuance of stock                                          1                     -
Net borrowings under revolving line-of-credit agreements             4,205                 1,175
Repayment of debt                                                   (8,186)               (1,078)
Deferred financing costs incurred                                      (98)                  (11)
Other                                                                  145                   143
                                                              ----------------------------------
Net cash (used in) provided by financing activities                 (3,933)                  229
                                                              ----------------------------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                               (408)                   12
                                                              ----------------------------------
Net cash provided by continuing operations                           3,934                   963

NET CASH PROVIDED BY DISCONTINUED OPERATIONS                           214                     -

Net change in cash and cash equivalents                              4,148                   963
Cash and cash equivalents at beginning of year                       9,479                11,101
                                                              ----------------------------------
Cash and cash equivalents at end of period                    $     13,627          $     12,064
                                                              ==================================


                          COLUMBUS MCKINNON CORPORATION

                                                         BUSINESS SEGMENT DATA
($ IN THOUSANDS)
                                       PRODUCTS                SOLUTIONS             CONSOLIDATED
                                       --------                ---------             ------------

QUARTER ENDED JULY 3, 2005
 Net sales                            $  123,881               $  16,996              $   140,877
 Gross profit                             34,220                   2,323                   36,543
    Margin                                  27.6%                   13.7%                    25.9%
 Income from operations                   14,128                     494                   14,622
    Margin                                  11.4%                    2.9%                    10.4%


QUARTER ENDED JULY 4, 2004
 Net sales                            $  108,557               $  13,101              $   121,658
 Gross profit                             29,245                   2,206                   31,451
    Margin                                  26.9%                   16.8%                    25.9%
 Income from operations                   10,824                     332                   11,156
    Margin                                  10.0%                    2.5%                     9.2%





                                                         ADDITIONAL DATA

                                               JULY 3, 2005            JULY 4, 2004
                                               ------------            ------------

BACKLOG (IN MILLIONS)
   Products segment                             $   42,845              $   45,363
   Solutions segment                            $   17,276              $   18,230

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                             57.4 days               60.5 days
INVENTORY TURNS PER YEAR
   (based on cost of products sold)                    5.2 turns               5.1 turns
DAYS' INVENTORY                                       70.2 days               71.6 days
TRADE ACCOUNTS PAYABLE
   days payables outstanding                          30.2 days               24.9 days
WORKING CAPITAL AS A % OF SALES                       19.4%                   22.1%
DEBT TO TOTAL CAPITALIZATION PERCENTAGE               75.6%                   81.6%




                            SHIPPING DAYS BY QUARTER


                            Q1     Q2     Q3     Q4
                            --     --     --     --
FY06                        65     63     58     65
FY05                        65     63     58     63



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